Exhibit 16.1

UHY LLP uhy-us.com

December 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission on December 10, 2025 of Mastech Digital, Inc. (the “Company”) and are in agreement with the statements contained in (a) (Dismissal of Independent Registered Public Accounting Firm). We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ UHY LLP

Farmington Hills, Michigan
December 10, 2025